Exhibit 4.3
WARRANT AGREEMENT
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Warrant No. 1	Date of Issuance: July 28, 2022 Number of Shares of Common Stock: As set forth on Exhibit A (subject to adjustment)
Klaviyo, Inc.
Stock Purchase Warrant
Klaviyo, Inc., a Delaware corporation (the “Company”, and which shall include any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise), for value received, hereby certifies that Shopify Inc., or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below and including the terms relating to vesting and exercise set forth on Exhibit A attached hereto, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 8) the number of shares set forth above of common stock of the Company, par value of $0.001 per share (“Common Stock”), at a price of $0.01 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.
This Warrant is issued pursuant to, and is subject to the terms and conditions of, the Collaboration Agreement between Klaviyo, Inc., Shopify Inc., Shopify International Limited, and Shopify Commerce Singapore PTE LTD., dated as of June 24, 2022, the effective date (the “Effective Date”) of the Collaboration Agreement (the “Agreement”).
The following is a statement of the rights of the Registered Holder and the conditions to which this Warrant is subject, and to which the Registered Holder, by the acceptance of this Warrant, agrees:
1.Number of Shares. Subject to the terms and conditions hereinafter set forth, including on Exhibit A attached hereto, the Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company the number of shares (subject to adjustment as provided herein) of Warrant Stock first set forth above.

2.Exercise.
(a)Method of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, at any time or from time to time on any day before the Expiration Date, subject to the terms and conditions set forth on Exhibit A attached hereto, by delivering a purchase/exercise form in the form appended hereto as Exhibit B duly executed by the Registered Holder or by the Registered Holder’s duly authorized attorney, along with a copy of this Warrant.
(b)Payment. Unless the Registered Holder is exercising this Warrant pursuant to a Net Issue Exercise in the manner specified in Section 2(d), the Registered Holder shall also, as a condition to any exercise, deliver to the Company payment in full for the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer, or by the surrender of promissory notes of the Company to the Registered Holder.
(c)Partial Exercise. Upon the request of the Registered Holder following any partial exercise of this Warrant, this Warrant shall be cancelled and replaced with a new Warrant (the “Replacement Warrant”) on terms identical to those contained in this Warrant, except that the maximum number of shares of Warrant Stock issuable upon exercise is equal to the maximum number of shares of Warrant Stock issuable under this Warrant (as set forth above) reduced by (i) the number of shares of Warrant Stock set forth on the purchase/exercise form or (ii) the number of shares calculated pursuant to Section 2(d), as applicable (the “Remaining Shares”); provided, that, in the event a Replacement Warrant is not issued following a partial exercise, this Warrant will continue to be exercisable for the Remaining Shares.
(d)Net Issue Exercise.
(i)In lieu of exercising this Warrant and delivering payment in the manner provided in Section 2(b), the Registered Holder may elect to exercise all or any portion of this Warrant by net exercise by giving notice of such election on the purchase/exercise form appended hereto as Exhibit B duly executed by the Registered Holder or by the Registered Holder’s duly authorized attorney, along with a copy of this Warrant, in which event the Company shall issue to the Registered Holder a number of shares of Warrant Stock computed using the following formula:
X =     Y (A - B)
A
where
X =     the number of shares of Warrant Stock to be issued to the Registered Holder.
Y =     the number of shares of Warrant Stock purchasable under this Warrant as set out on the purchase/exercise form.
A =     the fair market value of one share of Warrant Stock on the date of such net exercise.
B =     the Purchase Price.

(ii)For purposes of this Section 2(d), the “fair market value of Warrant Stock on the date of net exercise” shall mean with respect to each share of Warrant Stock:
(A)if the exercise is in connection with consummation of the sale of the securities of the Company (or an affiliate (as defined in Rule 405 under the Securities Act) thereof) (1) pursuant to a registration statement filed by the Company (or an affiliate thereof) under the Securities Act, in connection with a firm commitment underwritten offering to the general public (an “IPO”), or (2) by means of an effective registration statement filed by the Company (or an affiliate thereof) under the Securities Act that registers shares of existing capital stock of the Company for resale (a “Direct Listing”), and if the Company’s registration statement relating to such IPO or Direct Listing, as applicable, has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the initial “Price to Public” per share specified in the final prospectus with respect to such offering;
(B)if (A) is not applicable, the fair market value of Warrant Stock shall be at the per share valuation as determined by an independent third-party valuation firm within the prior twelve (12) months approved in good faith by the Company’s Board of Directors (the “Board”), unless the Company is at such time subject to a consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, in which case the fair market value of Warrant Stock shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.
(e)Issuance of Stock. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company will, at its expense, cause to be issued in the name of, and delivered to, the Registered Holder:
(i)certificate or certificates for the number of shares of Warrant Stock to which the Registered Holder shall be entitled;
(ii)in case such exercise is in part only, a Replacement Warrant as provided in Section 2(c); and,
(iii)if applicable, a check payable to the Registered Holder for any cash amounts payable in lieu of fractional shares as described in Section 12.
(g)Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been made upon the satisfaction of all of the conditions set forth herein. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided herein shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

3.Adjustments.
(a)Stock Splits and Dividends. The Purchase Price and the number of shares of Warrant Stock for which this Warrant remains exercisable shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Warrant Stock.
(b)Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 3(a) or Section 3(c)) or (b) assets (other than cash) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, the Registered Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the shares of Warrant Stock, the securities or such other assets of the Company that would have been payable to the Registered Holder if the Registered Holder had completed such exercise of this Warrant immediately prior to such Dividend Event.
(c)Adjustment for Reorganization, Consolidation, Merger. In case of any recapitalization or reorganization of the Company or in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Stock (each, a “Reorganization Event”), then, and in each such case, the Registered Holder, upon the exercise of this Warrant after such Reorganization Event, shall be entitled to receive, in lieu of the stock or other securities and property that the Registered Holder, would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which the Registered Holder, would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, the Registered Holder, had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event the Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to the Registered Holder, a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant, and in each such case the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.
(d)No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Purchase Price or in the number of shares of Warrant Stock issuable upon its exercise.
(e)Notice. The Company shall provide prompt notice to the Registered Holder, using commercially reasonable efforts to provide such notice at least five (5) business days in advance, of any adjustment made pursuant to this Section 3; provided that, for notice in connection with a Reorganization Event, if providing such notice would cause the Company to violate any contractual or other restrictions that the Company is then subject to with respect to confidentiality of a particular transaction or otherwise, the Company shall only be required to provide to the Registered Holder such form of notice and upon such timing that the Company is required to provide to all other holders of capital stock of the Company. The Company will also provide information requested by the Registered Holder that is reasonably necessary to enable the Registered Holder to comply with the Registered Holder’s accounting or reporting requirements.

4.Transfers.
(a)Unregistered Security. Each holder of this Warrant acknowledges that, as of the date hereof, none of the Company’s securities (including this Warrant and the Warrant Stock) have been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise (or any securities issued by the Company upon conversion or exchange thereof) (collectively, the “Securities”) in the absence of (i) an effective registration statement under the Securities Act as to the sale of any such securities and registration or qualification of such securities under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for the Securities shall bear a legend substantially to the foregoing effect. The Warrant Stock issuable pursuant to this Warrant shall have the registration rights described in Section 7 hereto.
(b)Transferability. Subject to the provisions of Section 4(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, to an affiliate (as defined in Rule 405 under the Securities Act) of the Registered Holder upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit C hereto).
(c)Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holder(s) of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.
5.Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company that:
(a)Authorization. The Registered Holder has full power and authority to enter into this Warrant, and any other certificates or other instruments entered into in connection with this Warrant. The Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(b)Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that the Warrant to be acquired by the Registered Holder and the Securities will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, the Registered Holder further represents that the Registered Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities or this

Warrant. The Registered Holder has not been formed for the specific purpose of acquiring the Securities or this Warrant.
(c)Restricted Securities. The Registered Holder understands that the Securities have not been, and, other than as provided herein, will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that unless and until registered the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and, if applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.
(d)Accredited Investor. The Registered Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(e)Market Stand-Off Agreement. The Registered Holder agrees that, in connection with an IPO or Direct Listing, the Warrant Stock shall be subject to the “lock-up” provisions in Section 5.1 of the Company’s Third Amended and Restated Right of First Refusal and Co-Sale Agreement, by and among the Company and the stockholders party thereto, dated as of May 10, 2021 (the “ROFR Agreement”), and the Registered Holder agrees to execute an agreement reflecting Section 5.1 of the ROFR Agreement as may be requested by the Company or the managing underwriters at the time of an IPO or Direct Listing.
(f)Rule 144. The Registered Holder is familiar with the provisions of Rule 144 under the Securities Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.
(g)No Public Market. The Registered Holder understands that no public market now exists for the Warrant Stock, and that the Company has made no assurances that a public market will ever exist for the Warrant Stock. Even if a public market were to exist, the Registered Holder understands that the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Registered Holder may be precluded from selling the Warrant Stock under Rule 144 even if the minimum holding period requirement had been satisfied.
(h)Preexisting Relationship. The Registered Holder further warrants and represents that the Registered Holder or its advisor has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect the Registered Holder’s own interests in connection with this Warrant being acquired by it by virtue of the business or financial expertise of the Registered Holder or of professional advisors to the Registered Holder who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly. The Registered Holder or its advisor has been given the opportunity to ask questions, and to receive answers concerning the business, properties, prospects and financial condition of the Company. The Registered Holder or its advisor has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company (i) as a reasonable person would consider in evaluating the transactions contemplated hereby and (ii) to make an informed decision regarding the Warrant Shares. The Registered Holder is a sophisticated person familiar with transactions similar to those contemplated in this Warrant and has such knowledge and experience in financial and business matters that the Registered Holder is capable of evaluating the merits and risk of such transactions. The Registered Holder or its advisor has evaluated the merits and risks of purchasing the Warrant Stock on the terms set forth in this Warrant, and the Registered Holder is willing to bear the risk of future decreases in the value of the Warrant Stock. The Registered Holder acknowledges that the purchase price of the Warrant Stock has been negotiated based on a variety of facts and circumstances, including facts and circumstances that may be unique to the Registered Holder and, accordingly, such purchase price may not accurately reflect the fair market value of the Warrant Stock. The Registered Holder acknowledges that neither the Company nor any of its respective affiliates is acting as a fiduciary or financial or investment adviser to the Registered Holder for purposes of the purchase of the Warrant Stock, and has not given the Registered Holder or its advisor any investment advice, opinion or other information on whether the purchase of the Warrant Stock is prudent. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 6 of this Warrant or the right of the Registered Holder to rely thereon.
(i)No General Solicitation. Neither the Registered Holder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder engaged in any general solicitation, or published any advertisement in connection with the offer and sale of this Warrant.
(j)U.S. Regulatory Authorization. Neither the Registered Holder nor any other persons with a “voting interest for purposes of critical technology mandatory declarations” in the Registered Holder, within the meaning of 31 C.F.R. § 800.256, (i) have a principal place of business in, or are nationals of, a country listed in Country Group D:1, E:1, or E:2 of Supplement No. 1 to Part 740 of the Export Administration Regulations (the “EAR”), or (ii) are a government end-user (as defined in the EAR) located or headquartered in a country not listed in Supplement No. 3 to 15 C.F.R. Part 740 of the EAR.
6.Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Registered Holder that:
(a)Corporate Power. The Company has full power and authority to execute, deliver and issue this Warrant, and any other certificates or other instruments entered into in connection with this Warrant. The Warrant, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(b)Authorization. All corporate action and all action on the part of the Company’s board of directors, stockholders and officers of the Company, in each case required to be taken in order to authorize the Company to enter into this Warrant and any other certificates or other instruments entered into in connection with this Warrant, to perform all of the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby has been taken.
(c)Capitalization. The authorized capital stock of the Company consists, or will consist, immediately prior to the date of issuance of this Warrant, of:
(i)316,000,000 shares of Common Stock, 227,059,436 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(ii)The Company has reserved 82,084,191 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2015 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (as amended, the “Stock Plan”). Of such reserved shares of Common Stock, 28,718,334 shares have been issued pursuant to restricted stock purchase agreements or option exercises (and are included in the issued and outstanding number above), options and restricted stock unit awards to purchase 45,652,151 shares have been granted and are currently outstanding, and 7,713,706 shares of Common Stock remain uncommitted and available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.
(iii)Except for the outstanding options and restricted stock unit awards issued pursuant to the Stock Plan, and except as set forth in the Company’s Third Amended and Restated Investors’ Rights Agreement, by and among the Company and the Investors party thereto, dated as of May 10, 2021 (the “Investors’ Rights Agreement”), Stock Purchase Agreement, by and among the Company and the Purchasers party thereto, dated as of May 10, 2021, and Stock Purchase Agreement, by and among the Company and the Purchasers party thereto, dated as of November 4, 2020, there are no outstanding options, warrants, rights (including preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock.
(d)Reservation of Warrant Stock. The Securities have been duly authorized and validly reserved by the Company and when issued in accordance with the provisions of this Warrant will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, mortgages, charges, security interests, preemptive rights, transfer or other restrictions or other claims or third party’s rights or encumbrances of any nature whatsoever; provided, however, that the Warrant Stock issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or federal securities laws.
(e)Offering. Subject in part to the truth and accuracy of the Registered Holder’s representations set forth in Section 5 hereof, the offer, issuance and sale of this Warrant is, and the issuance of the Warrant Stock upon exercise of this Warrant (and the issuance of any securities issuable by the Company upon conversion or exchange thereof) will be, exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

7.Registration Rights; Voting Agreement.
(a)The Warrant Stock issuable pursuant to this Warrant shall have registration rights as set forth in Section 2 of the Investors’ Rights Agreement and shall be Registrable Securities as defined therein.
(b)The Warrant Stock issuable pursuant to this Warrant shall be subject to the “Drag Along Right” set forth in Section 2 of the Company’s Third Amended and Restated Voting Agreement, by and among the Company and the stockholders party thereto, dated as of May 10, 2021, a true and correct copy of which has been made available to the Registered Holder (the “Voting Agreement”), subject to the conditions set forth therein, which section is incorporated herein by reference.
8.Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”):
(a)the tenth (10th) anniversary of the date of issuance first set forth above, or
(b)a Sale of the Company (as defined in the Voting Agreement), provided that the Registered Holder shall be given reasonable notice of such Sale of the Company (and the Company shall use commercially reasonable efforts to provide such notice at least five (5) business days in advance of the Sale of the Company) and the opportunity to exercise this Warrant prior to or concurrently with such Sale of the Company.
Notwithstanding anything to the contrary in this Warrant, immediately prior to the termination of this Warrant at the Expiration Date, unless the Registered Holder notifies the Company otherwise in writing prior to such date, this Warrant shall be deemed to have been fully exercised by the Registered Holder on a net issuance basis in accordance with Section 2(d) of this Warrant.
9.Notices of Certain Transactions. In case:
(a)the Company shall take a record of the holders of its outstanding stock of the same class as the Warrant Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
(b)of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, or any Sale of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of the Company’s outstanding stock of the same class as the Warrant Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be mailed at least five (5) business days prior to the record date or effective date for the event specified in such notice. In addition, the

Company shall use commercially reasonable efforts to provide the Registered Holder with prompt written notice of any amendment to the term “Sale of the Company” set forth in the Voting Agreement. Notwithstanding anything to the contrary set forth in this Section 9, if providing any contemplated notice would cause the Company to violate any contractual or other restrictions that the Company is subject to with respect to confidentiality of a particular transaction or otherwise, the Company shall only be required to provide to the Registered Holder such form of notice and upon such timing that the Company is required to provide to all other holders of capital stock of the Company.
10.Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
11.No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
12.No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in accordance with Section 2(d)(ii) hereof.
13.Survival of Representations. Unless otherwise set forth in this Warrant, the representations, warranties and covenants contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.
14.Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
15.Closing Conditions. The obligations of the Company and the Registered Holder pursuant to this Warrant are subject to the fulfillment, on or before the Effective Date of the Agreement, of each of the following conditions, unless otherwise waived:
(a)Commercial Agreements. The Company and the Registered Holder or one or more affiliates (as defined in Rule 405 under the Securities Act) of the Registered Holder shall have executed and delivered each of the Agreement and that certain Revenue Sharing Agreement, by and between the Company and the Registered Holder, dated as of the date hereof.
(b)HSR Act. To the extent that the acquisition by the Registered Holder of the Warrant Stock under this Warrant would require notice to or filing with a governmental entity under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any comparable pre-merger notification laws, the receipt of any clearances, consents, authorizations, or waiting period expirations or terminations under the HSR Act or any comparable pre-merger notification laws, such clearances, consents, authorizations, or waiting period expirations or terminations shall have been obtained.

(c)Opinion. The Company shall have delivered to the Registered Holder an opinion of counsel to the Company, dated as of the Effective Date of the Agreement, in substantially the form of Exhibit D attached to this Warrant.
(d)Joinder Agreement. The Registered Holder or one or more affiliates (as defined in Rule 405 under the Securities Act) of the Registered Holder and the Company shall have executed and delivered that certain Joinder Agreement, by and between the Company and the Registered Holder or one or more affiliates (as defined in Rule 405 under the Securities Act) of the Registered Holder, dated as of the date hereof.
16.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of this Warrant, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.
(b)Jurisdiction and Venue. With respect to any conflicts arising out of or related to this Warrant, the parties consent to the exclusive jurisdiction of, and venue in, the federal and state courts in Delaware.
(c)Entire Agreement. This Warrant, together with the Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
(d)Amendments and Waivers. No modification of or amendment to this Warrant, nor any waiver of any rights under this Warrant, shall be effective unless in writing signed by the Company and the Registered Holder. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance.
(e)Successors and Assigns. The rights and obligations of the Company and the Registered Holder shall be binding upon and benefit the respective successors, assigns and permitted transferees of the parties.
(f)Notices. Any notice, demand or request required or permitted to be given under this Warrant shall be in writing and shall be delivered personally, messenger or courier service, mailed by certified or registered mail, postage prepaid, or sent by electronic mail. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered personally, by messenger or courier service, when delivered, (ii) if sent by mail, on its receipt, or (iii) if sent by electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. Any notice or communication shall be addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.
(g)Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such court will replace such illegal, void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Warrant shall be enforceable in accordance with its terms.
(h)Construction. This Warrant is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Warrant shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.
(i)Titles and Subtitles. The titles and subtitles used in this Warrant are included for convenience only and are not to be considered in construing or interpreting this Warrant.
(j)Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Registered Holder have executed this Warrant as of the date first set forth above.

THE COMPANY:

KLAVIYO, INC.

By:	/s/ Landon Edmond
Name:	Landon Edmond
Title:	General Counsel, Chief Legal Officer and Secretary
Address:	125 Summer Street, 6th Floor, Boston, MA 02110
Email:	legal@klaviyo.com

ACCEPTED AND AGREED:

THE REGISTERED HOLDER:

SHOPIFY INC.

By:	/s/ Amy Shapero
Name:	Amy Shapero
Title:	Chief Financial Officer
Address:	151 O’Connor Street, Ground Floor
Ottawa, Ontario, K2P 2L8
Email:	[***]
[Signature Page to Warrant Agreement]

Exhibit A
NUMBER OF SHARES OF WARRANT STOCK
Up to an aggregate of 8,501,314 shares of Common Stock (subject to adjustment as provided in the Warrant to which this Exhibit A is attached, the “Total Shares”); which will vest and become exercisable as follows:
(i) twenty five percent (25%) of the Total Shares shall vest upon the Effective Date of the Agreement;
(ii) the remaining seventy-five percent (75%) of the Total Shares (the “75% Amount”) shall vest quarterly until the fifth (5th) anniversary of the Effective Date of the Agreement, in equal amounts (seventy-five percent (75%) / sixty (60) months), commencing on the first quarterly anniversary date of the Effective Date of the Agreement, and continuing on each quarterly anniversary date of the Effective Date of the Agreement.
Notwithstanding anything herein to the contrary, the vesting of the Total Shares shall cease, and the unvested portion of the Total Shares shall be immediately cancelled as of the earlier of (i) a material breach by the Registered Holder of the Agreement, where such material breach by the Registered Holder of the Agreement remains uncured for a period of thirty (30) business days following notice by the Company of such material breach to the Registered Holder, or (ii) the early termination of the Agreement by the Registered Holder pursuant to Section 13.1 thereof.
Notwithstanding anything herein to the contrary, (i) the vesting of the Total Shares shall be accelerated and the Total Shares shall be fully vested effective immediately prior to a Sale of the Company (as defined in the Voting Agreement), and (ii) the vesting of any unvested portion of the Total Shares shall be accelerated such that twenty-five percent (25%) of the Total Shares shall vest effective upon the earlier of (A) immediately prior to consummation of an IPO and (B) immediately prior to the consummation of a Direct Listing. The remaining unvested portion of the Total Shares shall continue to vest in accordance with this Exhibit A.
Terms used herein without definition will have the meanings assigned thereto in the Warrant.
A-1

Exhibit B
PURCHASE/EXERCISE FORM

To: Klaviyo, Inc.	Dated:
The undersigned, pursuant to the provisions set forth in the attached Warrant No. ____, hereby irrevocably elects to:
(a)     purchase ____________________ shares of the capital stock covered by such Warrant and herewith makes payment of $____________________, representing the full purchase price for such shares at the price per share provided for in such Warrant,
OR
(b)     net exercise such Warrant for ____________________ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(d) of such Warrant.
The undersigned acknowledges that it has reviewed the representations and warranties of the Registered Holder set forth in the Warrant and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in this form shall have the meanings assigned to them in the Warrant.

ACKNOWLEDGED AND AGREED TO BY THE REGISTERED HOLDER:

Shopify Inc.

By:
Name:
Title:
Address:
Email:
B-1

Exhibit C
ASSIGNMENT FORM
FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of capital stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

ACKNOWLEDGED AND AGREED TO BY THE REGISTERED HOLDER:

(Registered Holder)

By:
Name:
Title:
Address:
Email:
C-1

Exhibit D
OPINION OF COUNSEL
D-1